                                 EXHIBIT 10.12

                                CREDIT AGREEMENT

        THIS AGREEMENT is entered into as of May 1, 2002, by and between PACER TECHNOLOGY, a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

        A. Bank and Borrower previously entered into that certain credit agreement dated as of January 19, 1999 (as amended from time to time, the "Prior Credit Agreement").

        B. Bank and Borrower wish to amend and restate the Prior Credit Agreement in its entirety with this Agreement to evidence the extension or continued extension of credit to Borrower as described below, subject to the terms and conditions contained herein.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                    ARTICLE I
                                  CREDIT TERMS

        SECTION 1.1. LINE OF CREDIT.

        (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 1, 2003, not to exceed at any time the aggregate principal amount of Seven Million Dollars ($7,000,000.00) ("Line of Credit'), the proceeds of which shall be used for working capital requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note'), all terms of which are incorporated herein by this reference.

        (b) Limitation on Borrowings.

               (i) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if Facility Usage (as defined below) under the Line of Credit at any time exceeds thirty-five percent (35%) of the sum of Borrower's accounts receivable (exclusive of reserves established by Borrower, if any, for returns, promotional allowances and bad debt, as set forth on Borrower's collateral reports) and inventory as reported on Borrower's monthly and annual financial statements delivered to Bank pursuant to Section 4.3 below (such event being referred to herein as the "Formula Borrowing Triggering Event"), outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed a borrowing base ("Borrowing Base") equal to the sum of (A) seventy percent (70%) of Borrower's eligible accounts receivable (exclusive of reserves established by Borrower, if any, for returns, promotional allowances and bad debt, as set forth on Borrower's collateral reports), plus (B) forty-six percent (46%) of the cost of Borrower's finished goods inventory, and thirty-five percent (35%) of the cost of Borrower's raw materials (exclusive of inventory that is consigned by Borrower or is not otherwise in Borrower's possession and inventory that is not then subject to a first priority, lien in favor of Bank, or which is obsolete, unsaleable or damaged), plus (C) thirty-five percent (35%) of the undrawn amount of commercial Letters of Credit (as defined in Section 1.1(c) below) issued and outstanding with respect to inventory acquired by Borrower; provided, however, that outstanding borrowings against Borrower's inventory and undrawn commercial Letters of Credit (as described in clauses (B) and (C) above) shall not at any time exceed 100% of availability for Borrower's eligible accounts receivable described in clause (A) above. For purposes of the foregoing, "Facility Usage" shall mean, as of any date of determination, the sum of (x) the aggregate principal amount of advances then outstanding under the Line of Credit plus (y) the aggregate undrawn amount of all Letters of Credit then outstanding plus (z) the aggregate amount of all Acceptances (as defined below) then outstanding.

               (ii) All of the foregoing shall he determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time


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require. Borrower acknowledges that said Borrowing Base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three
(3) months at no time shall exceed Borrower's reserves for such amounts as set forth on Borrower's collateral reports by more than five percent (5%). If the actual dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds Borrower's reserves by more than five percent (5%) for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.

                (iii) As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

                (A) with respect to accounts with repayment terms of up to 60 days, any such account which is more than 60 days past due; with respect to accounts with repayment terms of greater than 60 days but not more than 120 days, any such account which is more than 30 days past due; except, in either case, to the extent that any such account has been excluded in (b) (i) (A) above as part of the reserves established by Borrower specifically for such account and attributable to a specific account debtor;

                (B) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

                (C) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

                (D) any account which represents an obligation of an account debtor located in a foreign country, (1) except for up to $500,000.00 in the aggregate of such accounts, (2) except for any account which represents an obligation of an account debtor located in the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Saskatchewan or the Yukon Territory so long as, in Bank's determination, such Canadian jurisdictions recognize Bank's first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank, and (3) except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

                (E) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

                (F) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

                (G) any account which represents an obligation of any account debtor when twenty-five percent (25%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (A) above;

                (H) that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

                (I) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which 1:he account debtor is engaged, to be unsatisfactory.


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

        (c) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and/or sight commercial or usance commercial letters of credit for the account of Borrower to finance Borrower's acquisition of inventory and other purposes approved by Bank (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each commercial Letter of Credit shall be issued for a term not to exceed one hundred twenty (120) days, as designated by Borrower; provided however, that no commercial Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. Each standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provide however, that no standby Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such draft. Notwithstanding the foregoing, usance commercial Letters of Credit shall be issued only to finance the importation of goods into the United States, and shall contain such provisions and be issued in such manner as to satisfy Bank that any bankers' acceptance created by Bank's acceptance of a draft thereunder (each, an Acceptance and collectively, Acceptances) shall be eligible for discount by a Federal Reserve Bank, will not result in a liability of Bank subject to reserve requirements under any law, regulation or administrative order, and will not cause Bank to violate any lending limit imposed upon Bank by any law, regulation or administrative order. Usance commercial Letters of Credit shall provide for drafts thereunder with terms which do not exceed the lesser of ninety (90) days or such other period of time as may be necessary for the Acceptance created thereunder to be eligible for discount and otherwise comply with this Agreement; provided, however, that no usance commercial Letter of Credit shall provide for drafts with a term which ends subsequent to the maturity date of the Line of Credit. The amount of each matured Acceptance shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided, however, that if the Line of Credit is not available, for any reason whatsoever, at the time any such Acceptance matures, or if advances are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then Borrower shall immediately pay to Bank the full amount of such matured Acceptance, together with interest thereon from the date such Acceptance matures to the date such amount is fully paid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, at Bank's sole discretion, may debit Borrower's deposit account with Bank for the amount of any such Acceptance.

        (d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

       SECTION 1.2. INTEREST/FEES.

       (a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rates of interest set forth in each promissory note or other instrument executed in connection therewith.

       (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument required hereby.


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

       (c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to three-eighths percent (.375%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a fiscal quarter basis by Bank and shall be due and payable by Borrower in arrears on the last day of each such fiscal quarter; provided, however, such fee shall be reduced to one-quarter percent (.25%) per annum if Borrower's EBITDA (as defined in Section 4.9(c) below) for the fiscal quarters ending March 31, 2002 and June 30, 2002 on a combined basis is greater than or equal to $1,000,000.00; and provided further, if the unused commitment fee is reduced as described in the preceding clause, then it shall continue at such reduced rate during each fiscal quarter thereafter unless, during any such fiscal quarter, Borrower's EBITDA is less than $500,000.00, in which case the unused commitment fee shall increase to three-eighths percent (.375%) per annum. Borrower's EBITDA shall be evidenced by Borrower's financial statements delivered to Bank pursuant to Section 4.3 below. Any adjustments to the unused commitment fee hereunder shall be effective as of the first day of the month following receipt by Bank of Borrower's financial statements for the applicable fiscal quarter. If Borrower fails to deliver its financial statements as required under Section 4.3, then until such financial statements are delivered, the unused commitment fee shall be three-eighths percent (.375%) per annum.

       (d) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

       (e) Acceptance Fees. For any Acceptance created hereunder by Bank's acceptance of a draft presented under a usance commercial Letter of Credit, Borrower shall pay to Bank, in addition to such processing and other fees as may be due to Bank in connection with such Letter of Credit, an acceptance fee for each such Acceptance, payable on the date it is created, determined in accordance with Bank's standard fees and charges in effect at the time such Acceptance is created. Bank shall have no obligation to repay all or any portion of any acceptance fee in the event an Acceptance is paid prior to maturity, by acceleration or otherwise.

       SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower's deposit account number 4433-712932 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

       SECTION 1.4. COLLATERAL.

       As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment.

       All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits, provided, however, that so long as no Event of Default or event which with the passage of time, the giving of notice, or both, would constitute an Event of Default shall have occurred and remain in effect, Bank agrees that (i) it will not perform any audit and/or appraisal of Borrower's property more frequently than once per calendar year and (ii) Borrower's obligation to reimburse Bank for audit and appraisal costs shall not exceed $2,500 during any calendar year.

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                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

        Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

        SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

        SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

        SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

        SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

        SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated March 31, 2002, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

        SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

        SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

        SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

        SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

        SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

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        SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to
Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                   ARTICLE III
                                   CONDITIONS

        SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

        (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

        (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

        (i) This Agreement and each promissory note or other instrument required hereby.

        (ii)   Certificate of Incumbency.

        (iii)  Corporate Resolution: Borrowing.

        (iv)   Continuing Security Agreement: Rights to Payment and Inventory.

        (v)    Security Agreement: Equipment.

        (vi)   UCC Financing Statement.

        (vii)  A Continuing Standby and Commercial Letter of Credit Agreement.

        (viii) One or more applications for letters of credit and related documents relating to the issuance of Letters of Credit as may be required by Bank.

        (ix) Such other documents as Bank may require under any other Section of this Agreement.

        (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

        (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

        SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

        (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

        (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

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                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

        Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

        SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

        SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

        SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

        (a) not later than 90 days after and as of the end of each fiscal year,
(i) a consolidated balance sheet of Borrower and its subsidiaries as at the end of such fiscal year and the consolidated statements of income, retained earnings and cash flow, in each case of Borrower and its subsidiaries for such fiscal year, and (ii) consolidating balance sheets and statements of income, retained earnings and cash flow, in each case as at the end of and for the fiscal year, all in reasonable detail. Such consolidated balance sheet and consolidated statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to Bank, which report shall be prepared in accordance with generally acceptable auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception which are materially adverse to the interests of Bank;

        (b) not later than 20 days after and as of the end of each month, a consolidated and consolidating financial statement of Borrower and its subsidiaries, prepared by Borrower, in accordance with generally accepted principles consistently applied and otherwise consistent with Borrower's prior practices, to include a balance sheet, an income statement, retained earnings and a statement of cash flow;

        (c) within ten days following the occurrence of the Formula Borrowing Triggering Event and not later than 15 days after and as of the end of each month thereafter, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts;

        (d) as soon as practicable and in any event within 60 days after the last day of each fiscal year of Borrower, a plan and financial forecast for Borrower's next succeeding fiscal year, prepared on a consolidated and consolidating basis, including without limitation (i) forecasted balance sheet and statements of income and cash flow for each fiscal month of such fiscal year, it being understood that the projections provided pursuant to this Section 4.3(d) are estimates and not guarantees of actual results;

        (e) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate in all material respects and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

        (f) promptly after the same are available, and in any event within fifteen (15) days after filing with the Securities and Exchange Commission, copies of each report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (including without limitation Borrower's periodic Form 10-0 statements);

        (g) within five (5) days of the release thereof, copies of all press releases, public statements and filings with any governmental agency or authority made by Borrower; and

        (h) from time to time such other information as Bank may reasonably request.

        SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

        SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

        SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

        SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

        SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $250,000.00.

        SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

        (a) Tangible Net Worth not less than $10,300,000.00 as of the fiscal quarter ending December 31, 2001, and thereafter not less than the sum of $10,300,000.00 plus 50% of net profits after income taxes earned thereafter, calculated as of each fiscal quarter end, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

        (b) Total Liabilities divided by Tangible Net Worth not at any time greater than 1.50 to 1.0, calculated as of each fiscal quarter end, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

        (c) EBITDA Coverage Ratio not less than 2.0 to 1.0 as of each fiscal quarter end, calculated on an annualized fiscal year to date basis, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total annualized interest expense plus the current period current maturity of long-term debt and the current period current maturity of subordinated debt.

        (d) Pre-tax profit not less than $1.00 as of each fiscal quarter end.

        SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, or any action, claim, investigation, suit or proceeding pending or asserted by or before any governmental authority, arbitrator, court or administrative agency challenging or denying Borrower's qualification for tax treatment as if it were a partnership for income tax purposes; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

                                    ARTICLE V
                               NEGATIVE COVENANTS

        Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

        SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

        SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof

        SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

        SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

        SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, Without in any way limiting the foregoing, Borrower shall not make any loan or advance to, or investment in, any subsidiary of Borrower which would at any time cause the aggregate amount of all such loans, advances and/or investments in or to such subsidiary to exceed the amount, if any, of any such loans, advances and/or investments in existence as of the date hereof.

        SECTION 5.6. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding; provided, however, Borrower may repurchase shares of its stock traded on the open market for a purchase price not to exceed $800,000.00 in the aggregate for all such purchases made during any given fiscal year, so long as (a) no Event of Default, or any event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing at the time any such purchase is made, or would exist after giving effect to any such purchase, (b) such purchase is made in compliance with all applicable law, including without limitation the provisions of Section 500, et seq., of the California Corporation Code, and (c) immediately before and after giving effect to any such purchase, Borrower not "insolvent" as defined in 11 U.S.C.
Section 101 (32).

        SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

        SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

        (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

        (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

        (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

        (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank.

        (e) The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower.

        (f) Borrower or any subsidiary of Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any subsidiary of Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any subsidiary of Borrower, or Borrower or any subsidiary of Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any subsidiary of Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any subsidiary of Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

        (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

        (h) The dissolution or liquidation of Borrower; or Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

        SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE VII
                                  MISCELLANEOUS

        SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

        SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

                BORROWER:   Pacer Technology
                            9420 Santa Anita Avenue
                            Rancho Cucamonga, CA 91730
                            Attention: Chief Financial Officer
                            Telephone: (909) 987-0550
                            Telecopier:(909) 987-0490

                BANK:       WELLS FARGO BANK, NATIONAL ASSOCIATION
                            Inland Empire Regional Commercial Banking Office 4141 Inland Empire Blvd., Suite 350
                            Ontario, CA 91764
                            Attention: Pacer Technology Relationship Manager
                            Telephone: (909) 481-6500
                            Telecopier:(909) 941-0900

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

        SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents and the preparation of any amendments and waivers hereto and thereto, (b) subject to the limitations set forth in Section 1.6, Bank's continued administration of this Agreement and the other Loan Documents and (c) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

        SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

        SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

        SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

        SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

        SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

        SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

        SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        SECTION 7.11 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively, the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted by any person or entity other than Borrower against any Indemnitee if the claim, demand, action or cause of action arises out of or relates to the relationship between Borrower and Bank under any of the Loan Documents or the transactions contemplated thereby; (b) Any and all administrative or investigative proceedings by any governmental agency or authority arising out of or related to any claim, demand, action or cause of action described in clause (a) above; and (c) Any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own or its employees' or agents' gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this Section 7.11; provided that the Indemnitees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section 7.11 shall be and hereby is covered and secured by the Loan Documents and the collateral referred to in Section 1.6 and shall survive the expiration or termination of this Agreement and the repayment of each credit subject hereto and the payment and performance of all other obligations owed to Bank.

        SECTION 7.12. NONLIABILITY OF BANK. Bank acknowledges and agrees that:

               (a) Any inspections of collateral made by Bank are for purposes of administration of each credit subject hereto only and Borrower is not entitled to rely upon the same;

               (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other documents, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank;

               (c) The relationship between Borrower and Bank in connection with this Agreement and the other Loan Documents is, and shall at all times remain solely that of a borrower and lender; Bank shall not under any circumstance be construed to be a partner or joint venturer of Borrower; Bank shall not under any circumstances be deemed to be in a relationship of confidence (except as provided in Section 7.13) or trust or a fiduciary relationship with Borrower, or to owe any fiduciary duty to Borrower as a result of the transactions arising under this Agreement and the other Loan Documents; Bank does not undertake or assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with its property, any collateral held by Bank or the operations of Borrower, Borrower shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information

        SECTION 7.15. ARBITRATION.

Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

        (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the MA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

        (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

        (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum often years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

        (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the MA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

        (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

        (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

        (h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

        (i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the A4.A. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                                         WELLS FARGO BANK,
            PACER TECHNOLOGY                             NATIONAL ASSOCIATION





            By:  /s/ Richard S. Kay                       By: /s/ Bruce L. Bell
               ---------------------------                   ------------------
                Richard Kay                                   Bruce L. Bell
                President                                     Vice President


            By:  /s/ Laurence R. Huff
                --------------------------
                Laurence R. Huff
                Chief Financial Officer

                          REVOLVING LINE OF CREDIT NOTE

$7,000,000.00                                                Ontario, California
                                                                     May 1, 2002


        FOR VALUE RECEIVED, the undersigned PACER TECHNOLOGY ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 4141 Inland Empire Boulevard, Suite 350, Ontario, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Seven Million Dollars ($7,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

        As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

        (a) "Applicable LIBOR Margin" means two and one-half percent (2.5%) per annum; provided, however, if Borrowers EBITDA for the fiscal quarters ending March 31, 2002 and June 30, 2002 on a combined basis is greater than or equal to $1,000,000.00, then the Applicable LIBOR Margin shall mean two and one-quarter percent (2.25%) per annum; and provided further, if the Applicable LIBOR Margin is reduced as described in the preceding clause, then it shall continue at such reduced rate during each fiscal quarter thereafter unless, during any such fiscal quarter, Borrowers EBITDA is less than $500,000.00, in which case the Applicable LIBOR Margin shall increase to two and one-half percent (2.5%) per annum. Borrower's EBITDA shall be evidenced by Borrowers financial statements delivered to Bank pursuant to the Credit Agreement. Any adjustments to the Applicable LIBOR Margin shall be effective (with respect to both existing and new Fixed Rate Terms) as of the first day of the month following receipt by Bank of Borrower's financial statements for the applicable fiscal quarter. If Borrower fails to deliver its financial statements as so required, then until such financial statements are delivered, the Applicable LIBOR Margin shall be two and one-half percent (2.5%) per annum.

        (b) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

        (c) "Credit Agreement" shall mean that certain Credit Agreement dated as of May 1 2002 between Borrower and Bank, as amended, modified or supplemented from time to time.

        (d) "EBITDA" shall have the meaning specified for such term in the Credit Agreement.

        (e) "Fixed Rate Term" means a period commencing on a Business Day and continuing for one to twelve months (in monthly increments only), as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Two Hundred Fifty Thousand Dollars ($250,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

        (f) LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

                   LIBOR =           Base LIBOR
                           --------------------------------
                            100% - LIBOR Reserve Percentage

        (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

        (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the


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

Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

        (g) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

        (h) "Prior Note" means that certain revolving line of credit note dated September 17, 2001 in the maximum principal amount $7,000,000.00, executed by Borrower and payable to the order of Bank.

INTEREST:

        (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either
(i) at a fluctuating rate per annum one quarter percent (.25%) below the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be LIBOR in effect on the first day of the applicable Fixed Rate Term plus the Applicable LIBOR Margin. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

        (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

        (c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

        (d) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing June 1, 2002.

        (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

        (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on October 1, 2003.

        (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of
(i) Kristine Wright, Larry Huff or Richard Kay, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

        (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof All payments credited to principal shall be applied first, the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

        PREPAYMENT:

        (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

        (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

        (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount (based on the Applicable LIBOR Margin in effect on the date of prepayment) had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.


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

        (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

        (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

        This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

        (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

        (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

        (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

        (d) Prior Note. This Note replaces and supersedes the Prior Note. All amounts outstanding under the Prior Note are now evidenced by and outstanding under this Note.


                   IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

           PACER TECHNOLOGY

           By:  /s/  Richard S. Kay
               -----------------------------
               Richard Kay
               President

           By:  /s/ Laurence R. Huff
               -----------------------------
               Laurence R. Huff
               Chief Financial Officer



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